Exhibit 10.31

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Release”) is made and entered into as of April 26, 2022 (the “Effective Date”), between Spencer Bayston, an individual (“Shareholder”), Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC”), Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”) and Signing Day Sports, Inc., a Delaware corporation (“SDS Inc.”, and, together with SDS LLC, SDSB LLC, and SDSF LLC, “SDS”). SDS and Shareholder are sometimes hereinafter referred to as each, a “Party,” and collectively, the “Parties.”

RECITALS

A. SDS LLC was formed on January 21, 2019 in the State of Arizona and commenced operations at that time. SDS LLC intended to do a public offering, and determined that the best corporate form to do so would be as a Delaware corporation, which would require SDS LLC to redomesticate to Delaware as a Delaware limited liability company, and for that same Delaware limited liability company to convert to a Delaware corporation (these actions collectively to be known as the “Conversion”).

B. On June 5, 2020, a Certificate of Formation for Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), and a Certificate of Conversion of SDS LLC into SDS LLC – DE were filed with the Delaware Secretary of State with the intention of completing the first part of the Conversion process, but the appropriate Arizona statutory requirements and filings with the Arizona Corporation Commission to complete the conversion of SDS LLC into SDS LLC – DE were not properly taken at that time, and therefore SDS LLC is still an active entity registered with the Arizona Corporation Commission.

C. SDS LLC formed SDSF LLC on September 29, 2020, and SDSB LLC on November 25, 2020, in the State of Arizona, as wholly-owned subsidiaries of SDS LLC.

D. On September 9, 2021, on the understanding and belief that the Conversion of SDS LLC to SDS LLC – DE had properly taken place, a Certificate of Incorporation for SDS Inc. and a Certificate of Conversion of SDS LLC – DE to SDS Inc. were filed with the Delaware Secretary of State with the intention of completing the second part of the Conversion process. Since that date, SDS, Inc. has been operating under the understanding and belief that the Conversion was effective.

E. In order to proceed with a financing or equity transaction, including a public offering, the Board of Directors of SDS Inc. and the Members of SDS LLC deem it advisable that SDS LLC, SDSF LLC, and SDSB LLC be merged with and into SDS Inc., in order to consolidate all membership interests and assets of SDS LLC, SDSF LLC, and SDSB LLC with SDS Inc. in accordance with the intention behind the Conversion actions described above, and, as part of which merger process, the Board of Directors and the Members will ratify all the prior actions taken with the intention of effecting the Conversion (collectively, the “Corrective Merger Actions”);

F.   In order to facilitate any subsequent financing or equity transaction of SDS Inc., the Parties have approved the Corrective Merger Actions and confirmed the current ownership of all outstanding shares of common stock of SDS Inc. and now seek to release and waive any claims that SDS or any Shareholder may have to with respect to any aspect of the Corrective Merger Actions, including, without limitation, their resulting ownership in SDS, Inc.

G. In order to make sure that there is a clear understanding between the Parties regarding the capitalization of SDS Inc., the Parties also seek to release and waive any claims that any Shareholder may have against any other Shareholder.

AGREEMENT

Accordingly, in consideration of the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby acknowledge, understand, covenant, and agree as follows:

1.	Current Ownership of Shareholder:

a.	SDS and Shareholder hereby agree that, as of the date hereof, the only outstanding shares of capital stock of SDS Inc. that Shareholder owns is as set forth on the capitalization table attached as Exhibit A to this Release (the “Capitalization Table”).

b.	Except as set forth on the Capitalization Table, Shareholder represents and warrants that there are no outstanding convertible securities, options, warrants, calls, rights, commitments or other agreements or arrangements that provide for the issuance of any shares of capital stock of SDS Inc. or any other security convertible into or exchangeable for shares of capital stock of SDS Inc. to Shareholder.

c.	Shareholder represents that he/she is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges the issuance of the shares to Shareholder was made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under state law and Shareholder further acknowledges that he/she acquired any shares issued to them solely for investment purposes, for their own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof.

2.	Shareholder Release and Discharge; Covenant Not to Sue.

a.	Except for obligations of SDS arising under this Release, Shareholder, on his/her/its own behalf and on behalf of Shareholder’s spouse, and his/her heirs, executors, personal representatives, beneficiaries, successors, assigns, parents, subsidiaries, divisions, related parties, predecessors, and affiliates, and each of its and their present and former owners, members, managers, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, related parties, and affiliates (collectively, “Representatives”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge SDS, its parents, subsidiaries, divisions, related parties, successors, assigns, predecessors, and affiliates, and each of its and their present and former owners, members, managers, stockholders, officers, directors, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns, including, without limitation, those shareholders listed on the Exhibit A Capitalization Table, individually and collectively (the “Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that Shareholder or Shareholder’s Representatives ever had, now have, or may hereafter have or acquire against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the date of this Release relating to SDS, including without limitation, Shareholder’s direct or indirect ownership of shares of SDS’s capital stock, or Shareholder’s direct or indirect ownership of membership interests of SDS LLC, SDS LLC-DE, SDSF LLC, or SDSB LLC, as applicable, any representations made to Shareholder by any managing member, member, officer, director, manager, or other Representative of SDS, and/or the ownership, operation, business, affairs, management, or financial condition of SDS (collectively, a “Claim”), provided, however, that nothing in this Release is intended to release any rights that any Party or Shareholder may have under the terms of that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. Further, Shareholder and Shareholder’s Representatives hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and waive their rights to any Claim, distributions, payments, or other amounts that they believe should have been paid or are owed to them by SDS LLC, SDS LLC-DE, SDSF LLC, SDSB LLC, or SDS Inc.

b.	In order to make sure there is a clear understanding regarding the capitalization of SDS Inc., each Party hereto irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever releases and waives any Claims that they may have with respect to ownership interests in SDS LLC, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc., whether past, present, future, or contingent, and affirms that he, she, or it does not own any interests in SDS Inc. beyond that set forth on the Capitalization Table.

c.	Shareholder, for Shareholder and for any of his/her/its Representatives, irrevocably covenants that neither he/she nor any of his/her Representatives will, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Released Party in respect of any of the matters released and discharged pursuant to Section 2(a) above.

3. Attorneys’ Fees and Costs. Each Party shall bear its own attorneys’ fees and costs arising from the claims and incurred in the negotiation and execution of this Release.

4. Indemnification. This Release may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Claim is brought or maintained by Shareholder or his/her Representatives against any Released Party in violation of this Release, then Shareholder will be responsible to indemnify, defend and hold the Released Party harmless for all claims, costs and expenses (including without limitation reasonable attorneys’ fees and costs) incurred by the Released Party in defending same.

5. Complete Release. Shareholder hereby represents and warrants to each Released Party that there are no additional Persons affiliated with Shareholder that are necessary to effectuate the release and extinguishment contemplated herein. Shareholder hereby represents, warrants, and agrees that he/she has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Claim hereinabove released. Shareholder hereby represents, warrants, and agrees to indemnify, defend, and hold harmless each Released Party from any such assignment, subrogation, or transfer of Claims.

6. Confidentiality. The Parties agree that the terms, provisions, and existence of this Release shall remain confidential and shall not be disclosed to any third party (other than each Party’s employees, but only as necessary to further the performance of such employee’s job), except as may be mutually agreed to by the Parties in writing or as required by law. Notwithstanding the above, it shall be permissible for the Parties to disclose the terms of the Release to any necessary financial, legal, accounting, or tax advisers for the limited purpose of receiving such advice, so long as such advisers respect and maintain the confidentiality of this Release. It shall also be permissible for a Party to disclose the terms, provisions, and existence of this Release to a court in connection with enforcement of this Release. SDS may disclose the terms of the Release if required in connection with any future capital financing or investment transaction by SDS, including without limitation, the issuance of common stock, preferred stock, convertible stock, debt, convertible debentures, convertible debt, debt with warrants or any other securities convertible into common stock, or any form of debt instrument involving any form of equity participation.

7. No Disparagement. Shareholder shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of SDS or any other Released Parties. Notwithstanding the foregoing, nothing in this Release shall preclude Shareholder from communicating or testifying truthfully (a) to the extent required or protected by law, (b) to any federal, state, provincial or local governmental agency, or (c) in response to a subpoena to testify issued by a court of competent jurisdiction.

8. Acknowledgment and Interpretation. Shareholder acknowledges and agrees that (a) SDS has advised Shareholder in this writing of Shareholder’s right to consult with an attorney prior to signing this Release; (b) Shareholder has carefully read and fully understands all of the provisions of this Release, and (c) Shareholder is entering into this Release (including the releases set forth herein) knowingly, freely and voluntarily in exchange for good and valuable consideration. This Release has been negotiated by and between Shareholder and the Released Parties; any legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will therefore not apply in any construction or interpretation of this Release, and the provisions of this Release will instead be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release. The section headings contained in this Release are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Release.

9. Entire Agreement; Successors. This Release constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any other prior or contemporaneous agreements (oral or written) between the Parties relating to the subject matter hereof, and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns.

10. Newly Discovered Facts Or Claims. Shareholder is aware that he/she may hereafter discover claims or facts in addition to or different from those he/she now knows or believes to be true with respect to the matters released herein. Nevertheless, it is Shareholder’s intention to fully, finally, and forever settle and release all such matters, and all Claims relative thereto, that now exist, heretofore have existed, or arise in the future between Shareholder or Shareholder’s Representatives, on the one hand, and any Released Party, on the other hand. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts related thereto. In furtherance of this intention, Shareholder hereby acknowledges that he/she has read and is familiar with California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

To the extent that the provisions of California Civil Code Section 1542, as well as the provisions of any and all comparable or similar statutes or principles of law of California or any other state or federal jurisdiction might be deemed applicable, they are hereby expressly waived by Shareholder with the full knowledge and understanding of the consequences and effects of this waiver. This Release shall be, and remain, in effect despite the discovery or existence of any new or additional fact, or any fact different from that which Shareholder now knows or believes to be true. Notwithstanding the foregoing, nothing in this Release shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Release.

11. Severability. Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12. Amendments. This Release shall not be amended or modified except upon mutual written agreement between the Parties.

13. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of Delaware, without giving effect to any conflict of law principle or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14. Counterparts. This Release may be executed in multiple counterparts and by facsimile or other electronic transmission, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Release effective as of the date first above written.

SHAREHOLDER:

/s/ Spencer Bayston
Spencer Bayston

Signing Day Sports, LLC, an Arizona limited liability company

By:	/s/ John Dorsey
Name:	John Dorsey
Its:	Chief Executive Officer

Signing Day Sports, Inc., a Delaware corporation

By:	/s/ John Dorsey
Name:	John Dorsey
Its:	Chief Executive Officer

EXHIBIT A

Capitalization Table

(see attached)

Signing Day Sports, Inc. Capitalization Table

Does not include stock options*, SAFEs**, or Convertible Notes***

Name of Shareholder	Percentage	Shares
Dennis Gile	37.58%	14,081,885
Dorsey Family Holdings, LLC	17.48%	6,549,699
Spencer Bayston	1.60%	600,000
Virginia Byrd	10.24%	3,838,922
Midwestern Interactive, LLC	1.07%	400,000
Jed Smith	5.34%	2,000,000
Bayston Family Limited Partnership	2.00%	750,000
Joshua Donaldson, Trustee of the Joshua A. Donaldson Revocable Trust	3.60%	1,350,000
35'sNextChapters LLC	2.00%	750,000
William Greene	0.20%	75,000
Matthew Atkinson	5.11%	1,916,366
Clayton Adams	4.85%	1,816,366
Herbert and Sandra Irvine as Joint Tenants with Rights of Survivorship	0.24%	89,820
Deene Beauchamp	0.08%	29,940
Shawn and Jill Olson	1.32%	496,296
Jeffrey Smith, Trustee of the Jeffrey L. Smith Living Trust	0.49%	185,185
DeWayne L. Corvin	0.16%	59,880
John Russell and Valerie Russell, Trustees of the Valerie P. Russell Revocable Trust	0.08%	29,940
Jonathan Byrd	0.10%	37,037
Zone Right, LLC	6.46%	2,419,162
Total:	100.00%	37,475,498

Potential Additional Dilution Shares:

*Stock Options Promised	2,177,355

**Estimated SAFE Shares	5,579,593
(see below) -This is for ILLUSTRATION PURPOSES ONLY because actual amount depends on trigger event.

***Estimated Convertible Note Shares	4,705,224
(see below) -This is for ILLUSTRATION PURPOSES ONLY because actual amount depends on trigger event.

Total Estimated Shares including Potential Additional Dilution:	49,937,670

* Promised Stock Options: The Company has not yet adopted a Stock Option Plan, but has promised to award the following options: (a) 1,500,000 stock options comprising 250,000 common stock options to each of the 6 Directors of the Company (excluding Dorsey), (b) an aggregate 667,355 common stock options to the CEO and CFO of the Company and (c) 10,000 common stock options to an ambassador agent of the Company which options are contingent on the Company closing on IPO on or before May 8, 2022.

** SAFEs: The SAFEs are subject to different conversion calculations depending on the event triggering conversion as described in the SAFE (e.g. an equity financing or an automatic conversion at the end of 18 months because no other triggering event has occurred). For illustration purposes, assuming (i) automatic conversion of the SAFEs happened today, (ii) that the convertible notes described below convert into 4,705,224 shares of common stock for a total company capitalization of 44,358,077 , and applying a $100,000,000 valuation and a 20% valuation discount, the SAFEs would convert into 5,579,593 shares of common stock of the Company.

*** Convertible Notes: The Convertible Notes are subject to different conversion calculations depending on the event triggering conversion as described in the Notes (e.g., an IPO or other liquidity event). For illustration purposes, assuming the optional conversion right is exercised today, based on the current capitalization and the $50,000,000 assumed valuation specified for an optional conversion in the Notes, there would be 4,705,224 additional shares issued; provided however, that each holder of Notes is subject to a maximum 9.99% ownership of the shares of capital stock of the Company at any one time. This illustration calculation does not account for the 6% interest component.